Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2012, relating to the financial statements of Bill Barrett Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of new accounting guidance for the year ended December 31, 2009 for oil and gas reserves determination and disclosures) and the effectiveness of Bill Barrett Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bill Barrett Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Denver, Colorado

June 19, 2012